Exhibit 4.2

JOHN DEERE CAPITAL CORPORATION

AND

THE BANK OF NEW YORK MELLON
Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of April 21, 2011

To Indenture dated as of March 15, 1997
between
JOHN DEERE CAPITAL CORPORATION
and
THE BANK OF NEW YORK MELLON (FORMERLY KNOWN AS THE BANK OF NEW YORK, SUCCESSOR TRUSTEE TO THE CHASE MANHATTAN BANK)
Trustee

FIRST SUPPLEMENTAL INDENTURE, dated as of April 21, 2011, between JOHN DEERE CAPITAL CORPORATION, a Delaware corporation (the “Company”), and THE BANK OF NEW YORK MELLON (formerly known as The Bank of New York, successor trustee to The Chase Manhattan Bank), a New York banking corporation, as trustee (the “Trustee”) to the Indenture, dated as of March 15, 1997, between the Company and the Trustee (as supplemented hereby, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, Section 901(5) of the Indenture permits supplements thereto without the consent of Holders of Securities to change any provisions of the Indenture with respect to a series of Securities, where there are no Securities Outstanding which are entitled to the benefit of such provision; and

WHEREAS, as contemplated by Section 301 of the Indenture, the Company intends to issue from time to time new series of senior debt securities, on or after the date hereof, under the Indenture (the “Senior Securities”);

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

SECTION 1.           For the purpose of this First Supplemental Indenture, all terms used herein, unless otherwise defined, shall have the meaning assigned to them in the Indenture, as supplemented hereby.

SECTION 2.           For the sole benefit of the Holders of the Senior Securities that are part of a series created on or after the date hereof:

SECTION 2.1.        Section 101 of the Indenture is hereby amended by adding the following definition, in appropriate alphabetical order:

“HEDGING TRANSACTION” means any swap transaction, interest rate protection agreement (including any interest rate swap, interest “cap” or “collar” or any other interest rate hedging device entered into by the Company or one or more of its Subsidiaries), option agreement, short or long position in equity or debt instruments, commodities, futures and forward transactions, outperformance agreement or other similar transaction, agreement or arrangement entered into by the Company or one or more of its Subsidiaries.

SECTION 2.2.        Section 1006 of the Indenture is hereby amended by deleting ‘and’ at the end of paragraph 9, replacing the period at the end of paragraph 10 with “; and” and inserting a new paragraph 11 as follows:

1

11.  cash collateral provided to any counterparty of the Company or any Subsidiary in connection with any Hedging Transaction.

SECTION 3.           This First Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

SECTION 4.           This First Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

SECTION 5.           Except as herein amended with respect to the Senior Securities, all applicable terms, conditions and provisions of the Indenture, as supplemented, shall continue in full force and effect and shall remain binding and enforceable in accordance with their respective terms.

SECTION 6.           The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.  The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed, all as of the day and year first written above.

JOHN DEERE CAPITAL CORPORATION

By:	/s/ Marie Z. Ziegler
Name: Marie Z. Ziegler
Title: Vice President & Treasurer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
Name: Laurence J. O’Brien
Title: Vice President